October 14, 2014

Kam Mahdi

Chief Executive Officer

Probe Manufacturing, Incorporated

RE:

Letter of Intent

Dear Kam:

Please allow this Letter of Intent to memorialize our discussions regarding a strategic, long term partnership between Probe and S-Ray.

1.

All Probe shareholders of record as of October 31, 2014 will be issued shares from a pool of 1,000,000 shares of S-Ray common stock on a pro rata basis in exchange for 75,000,000 shares of Probe common stock.

2.

With respect to existing Probe shareholders holding preferred convertible positions, I am prepared to accommodate their goals, including payment of existing notes, at closing.

3.

I would be honored to be invited to join the Probe board of directors and would accept the position of Chairman if offered.

4.

This transaction is conditioned upon approval of a majority of Probe shareholders.

5.

Both parties agree to make best efforts to close this proposed transaction within 60 days or sooner.

6.

S-Ray is prepared to sign a manufacturing and distribution rights agreement with Probe for our ClearScan LAB product.

a.

Probe would book the revenue from the product sales, regardless if it was to dental laboratories  or individual dentists.

b.

The agreement would allow Probe to control manufacturing costs and profits.

c.

S-Ray would be paid an annual royalty of 6% of total ClearView LAB revenue.

d.

The agreement would be a minimum of 3 years and a maximum of 5 years in term.

e.

Probe would have the right to sell or assign the agreement to another suitable manufacturing partner.

7.

S-Ray is currently accepting investment for ultrasound product development, including manufacturing equipment.  S-Ray believes it would be efficient to assist Probe with both capital and equipment to prepare for the manufacturing, testing and fulfillment of the ClearView LAB product.

8.

I would make personal efforts to assist in the capitalization of Probe using my relationships with the 150 S-Ray investors as well as our new investors.

9.

I am prepared to assist Probe in establishing commercial banking services including credit lines and debt, as needed, using my personal relationships and assets, including a personal guarantee if required.

50 West Liberty Street    Suite 880    Reno   Nevada   89501   USA

In closing, if your board of directors agrees with the points of this Letter of Intent, I am prepared to move forward immediately and close this transaction in a matter of weeks.  I look forward to our next conversation, Kam.

Sincerely,

/s/ Steve Baird

Steve Baird

Chief Executive Officer

Acceptance:

/s/ Kam Mahdi________

10/20/14_______

Kam Mahdi, CEO

Date

Probe Manufacturing, Inc.